CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) entered into as of this 14th day of  November, 2010 by and between Gilles Trahan, a resident of the Common Wealth of the Bahas (“Consultant”), and assignees whose address is Sunsational, Old FOrt Point, Nassau Bahamas and Elemental Protective Coatings Corp. or it’s subsidiaries (“Company”) whose address is 14 Inglewood Ave,  Toronto ON Canada.

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Services.  Consultant shall provide the following services (“Services”) to the Company.
b)	Assistance and advisement with strategic and financial planning in order to formulate and achieve business plan objectives.
c)	Introductions to legal counsel, accounting, investment banking and other professionals to provide services to the Company as needed.
d)	Introductions to potential strategic partners, business associates and other contacts to assist the Company with the implementation of its business plan.
e)	Recommendations and assistance with recruiting members for the Board of Directors and Advisory Board.
f)	Identifying candidates for potential mergers and acquisitions.
g)	Assistance and advisement with identifying and recruiting management employees and creating associated job descriptions.
h)
Introductions to potential clients including individual person, corporation, trust and partnerships that may have land available for carbon credit creation.  ie its first business development introduction for 9,00 acres in Tennessee.

2.   Compensation: In consideration for the Services provided by the Consultant, Company shall provide Consultant with the following compensation:

a)
As for consideration for the services to be provided by Gilles Trahan for Client pursuant to this Agreement, Client shall transfer a consulting fee to Gilles Trahan upon the signing of this Agreement Two Hundred Fifty Thousand Dollars ($250,000) in USD certified cheque or shares of common stock of Elemental Protective Coatings (OTC: EPRO) (the "Stock"), which Client represents and warrants (i) are freely tradable and non-restricted pursuant to all applicable federal and state securities laws (ii) are not subject to any restrictions on transferability and (iii) are not "restricted securities" as defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended, as promulgated by the U.S. Securities and Exchange Commission (the "SEC").  Client understands that it will be the responsibility of Client to take all prudent and necessary action to insure that the Stock has been validly issued, duly paid and non-assessable upon its transfer to Gilles Trahan and that it will be the responsibility of Client to insure that such transfer to Gilles Trahan is not violative of any applicable federal or state securities laws for the use of the Stock as contemplated by this Agreement.  Stock will be delivered to Gilles Trahan prior to its commencing services hereunder.  In order for Gilles Trahan to satisfy its obligations under Section 5 of the Securities Act of 1933, as amended, Client shall also deliver to Gilles Trahan, within ten (10) days of the execution of this Agreement, a legal opinion issued by the OTC’s corporate counsel in form and substance satisfactory to Gilles Trahan confirming the existence, registration, history and availability of the Stock pursuant to the terms of this Agreement.

In the event that a future determination is made by Gilles Trahan that said legal opinion is invalid or that the Stock does not comply fully with the provisions of this Section 5, Client agrees that it will immediately replace the Stock with other shares of freely tradable common stock of Elemental Protective Coatings Corp/ (OTC: EPRO) that do comply fully with the provisions contained in this Section 5.  If no such replacement shares are reasonably available, Client agrees to immediately compensate Gilles Trahan in U.S. currency in an amount equal to Twoe Hundred FiftyThousand ($250,000) Dollars, which the parties agree is the cash value of the original agreed upon compensation under this Agreement.

3.   Term. This Agreement shall be in effect for a period of six (6) months. Either the Company or Consultant may terminate this Agreement immediately upon thirty (30) days prior written notice.

4.   No Representations.  Company understands and agrees that Consultant makes no representations or warranties whatsoever regarding (i) the success or likelihood of Consultant’s efforts, (ii) the completeness or accuracy of any due diligence by the Consultant, or (iii) the results or impact of the Consultant’s performance of any of the Services.

5.   Indemnity.  Company agrees to indemnify and hold harmless Consultant from any and all losses, claims, damages, expenses (including reasonable fees, disbursements, and other charges of Counsel), actions, proceedings, or investigations (whether formal or informal), or threats thereof (collectively, the “Claims”), based upon, relating to, or arising in connection with Consultant’s performance of its obligations hereunder, except in the event that such claims result from Consultant’s gross negligence or willful misconduct.  Consultant agrees to indemnify and hold harmless Company from any and all Claims based upon, relating to or arising in connection with Consultant’s gross negligence or willful misconduct in the performance of its duties under this Agreement.

6.   Cooperation.  To the fullest extent possible, Company will furnish to the Consultant all financial and other information and data as Consultant believes appropriate in connection with its activities on Company’s behalf, and shall provide Consultant full access to its officers, directors, employees, and professional advisors.

7.   Confidentiality.  In connection with Consultant’s performance hereunder, it is contemplated that Company may supply to Consultant certain non-public or proprietary information concerning the Company (“Confidential Information”).  The Company agrees to use its best efforts to appropriately mark all such information that is delivered in written form.  Consultant agrees to use the Confidential Information solely for the purpose of rendering Services pursuant to and in accordance with this Agreement and shall not, without the prior written consent of Company disclose any Confidential Information to any person, other that its officers, directors, employees, and outside advisors, provided however that the foregoing shall not apply to any information which becomes publicly available other than as a result of the breach of Consultant’s undertaking hereunder, or that which Consultant is required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.

8.   Non-Exclusivity.  Nothing herein contained shall be construed to limit or restrict Consultant or its affiliates in conducting such business with respect to others, or in rendering such consulting advice and services to others.  Consultant shall perform its services hereunder as an independent contractor and not as employee or agent of Company or any affiliate thereof.  It is expressly understood and agreed to by the parties hereto that Consultant shall have no authority to act for, represent or bind Company or any affiliate thereof in any manner, except as may be agreed to expressly by Company in writing.

9.   Expenses.  The Company will be responsible for reasonable out of pocket expenses incurred in direct connection with the services to be rendered by Consultant hereunder, including but not limited to transportation, food and lodging, telephone and courier charges, and for such legal fees as are required to furnish the services and contemplated hereunder.  Such expenses require prior written approval of the Company.

10.  Miscellaneous.

(a)
Further Actions.  At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(b)
Entire Agreement/Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter, and may be modified only by a written instrument duly executed by the party to be bound.

(c)
Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth on the first page of this Agreement (or to such address as the party shall have furnished in writing in accordance with the provisions of this section).  Any notice given to any corporate party shall be addressed to the attention of the corporation’s secretary. Any notice of other communication given by certified mail (or by such comparable method) shall be deemed given at the time of receipt thereof (or comparable act).

(d)
Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or any breach of any other provision of this Agreement.

(e)
Binding Effect.  The provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that any assignment by any party of its rights under this Agreement without the written consent of the other party shall be void.

(f)
Damages.  In the event of a breach by one party of any covenant, representation, warranty or other term of this Agreement, the other party shall be relieved of any obligations it may have hereunder, and in addition to the rights and remedies granted hereunder, shall be entitled to all other recourse provided by applicable law.

(g)
Severability.  If any provisions of this Agreement is invalid, illegal or enforceable, the balance of this Agreement shall remain in effect, and any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to any other persons and circumstances.

(h)
Licenses.  It is specifically understood that Consultant is not a registered broker/dealer or investment advisor and it is hereby acknowledged by the Company that Consultant will not be acting in those capacities.

(i)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

(j)
Prior Agreements.  This Agreement supersedes any and all agreements made in the past, either written or verbal, and as such cancels any and all previous Agreements EXCEPT for the promissory note payable to Gilles Trahan by Company.

(k)	Legal Venue. The laws of the State of Florida shall govern this Agreement. Any actions shall be entered in the jurisdiction of Volusia County.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Elemental Protective Coatings Corp.
“Company”

/s/ John Wilkes

By: John Wilkes
Title: President, Diretor

Gilles Trahan “Consultant”

/s/ Gilles Trahan
By: Gilles Trahan